                        UNITED STATES
             SECURITIES AND EXCHANGE COMMISSION
                   WASHINGTON, D.C. 20549



                        SCHEDULE 13G


          UNDER THE SECURITIES EXCHANGE ACT OF 1934

                  (AMENDMENT NO.   15    )*
                                ---------

                      Abbott Laboratories
- -----------------------------------------------------------------------------
                      (Name of Issuer)

               Common shares without par value
- -----------------------------------------------------------------------------
               (Title of Class of Securities)

                         002824-10-0
               ------------------------------
                       (CUSIP Number)


Check the following box if a fee is being paid with this statement / /.

(A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                          (Continued on following page (s))

                                Page 1 of 7 pages

CUSIP No. 002824-10-0                13G                  Page 2 of 7 pages

- -----------------------------------------------------------------------------
 1  NAME OF REPORTING PERSON
    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    Abbott Laboratories Stock Retirement Trust
    I.R.S. Identification No. 36-6047554
- -----------------------------------------------------------------------------
 2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                (a) / /
                                                (b) /x/
- -----------------------------------------------------------------------------
 3  SEC USE ONLY


- -----------------------------------------------------------------------------
 4  CITIZENSHIP OR PLACE OF ORGANIZATION

    Illinois
- -----------------------------------------------------------------------------

NUMBER OF            5   SOLE VOTING POWER
 SHARES                    0
BENEFICIALLY         --------------------------------------------------------
 OWNED BY            6   SHARED VOTING POWER
  EACH                     64,148,697
REPORTING            --------------------------------------------------------
 PERSON              7   SOLE DISPOSITIVE POWER
  WITH                     0
                     --------------------------------------------------------
                     8   SHARED DISPOSITIVE POWER
                           64,148,697
- -----------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    64,148,697

- -----------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

    /x/
- -----------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    7.8%

- -----------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    EP

- -----------------------------------------------------------------------------


             *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 002824-10-0                13G                  Page 3 of 7 pages

- -----------------------------------------------------------------------------
 1  NAME OF REPORTING PERSON
    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    Gary P. Coughlan
    ###-##-####
- -----------------------------------------------------------------------------
 2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                (a) / /
                                                (b) /x/
- -----------------------------------------------------------------------------
 3  SEC USE ONLY


- -----------------------------------------------------------------------------
 4  CITIZENSHIP OR PLACE OF ORGANIZATION

    United States
- -----------------------------------------------------------------------------

               5   SOLE VOTING POWER
                                     (Does not include shares held in Abbott
                     74,916 shares - Laboratories Stock Retirement Trust for the
                     direct          benefit of the reporting person.)
               --------------------------------------------------------------
NUMBER OF      6   SHARED VOTING POWER
 SHARES              64,148,697 -    as Trustee, Abbott Laboratories Stock
BENEFICIALLY         shares          Retirement Trust
 OWNED BY            1,085,640 -     as Director, Abbott Laboratories Fund.
  EACH         --------------------------------------------------------------
REPORTING      7   SOLE DISPOSITIVE POWER
 PERSON
  WITH               74,916 shares   (See note in 5 above)

               --------------------------------------------------------------
               8   SHARED DISPOSITIVE POWER
                     64,148,697      as Trustee, Abbott Laboratories Stock
                     shares          Retirement Trust.
                     1,085,640       as Director, Abbott Laboratories Fund.
- -----------------------------------------------------------------------------
9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   65,392,809  (Total of 5 + 6 + 83,556 shares - right to acquire by exercise of stock options)
- -----------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


- -----------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    8.0%

- -----------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    IN


- -----------------------------------------------------------------------------


             *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 002824-10-0                13G                  Page 4 of 7 pages

- -----------------------------------------------------------------------------
 1  NAME OF REPORTING PERSON
    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    Thomas C. Freyman
    ###-##-####
- -----------------------------------------------------------------------------
 2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                (a) / /
                                                (b) /x/
- -----------------------------------------------------------------------------
 3  SEC USE ONLY


- -----------------------------------------------------------------------------
 4  CITIZENSHIP OR PLACE OF ORGANIZATION

    United States
- -----------------------------------------------------------------------------

               5  SOLE VOTING POWER
                                    (Does not include shares held in Abbott
                    20,805 shares - Laboratories Stock Retirement Trust for the
                    direct          benefit of the reporting person.)
               --------------------------------------------------------------
NUMBER OF      6   SHARED VOTING POWER
 SHARES                             as Trustee, Abbott Laboratories Stock
BENEFICIALLY         64,148,697 -   Retirement Trust
 OWNED BY
  EACH         --------------------------------------------------------------
REPORTING      7   SOLE DISPOSITIVE POWER
 PERSON
  WITH               20,805 shares  (See note in 5 above)
               --------------------------------------------------------------
               8   SHARED DISPOSITIVE POWER
                     64,148,697     as Trustee, Abbott Laboratories Stock
                     shares         Retirement Trust.
- -----------------------------------------------------------------------------
9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   64,185,368  (Total of 5 + 6 + 15,866 shares - right to acquire by exercise of stock options)
- -----------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


- -----------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)


    7.8%

- -----------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    IN

- -----------------------------------------------------------------------------


             *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 002824-10-0                13G                  Page 5 of 7 pages

- -----------------------------------------------------------------------------
 1  NAME OF REPORTING PERSON
    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    Ellen M. Walvoord
    ###-##-####
- -----------------------------------------------------------------------------
 2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                (a) / /
                                                (b) /x/
- -----------------------------------------------------------------------------
 3  SEC USE ONLY


- -----------------------------------------------------------------------------
 4  CITIZENSHIP OR PLACE OF ORGANIZATION

    United States
- -----------------------------------------------------------------------------

               5  SOLE VOTING POWER
                                    (Does not include shares held in Abbott
                    19,000 shares - Laboratories Stock Retirement Trust for the
                    direct          benefit of the reporting person.)
               --------------------------------------------------------------
NUMBER OF      6   SHARED VOTING POWER
 SHARES              64,148,697 -   as Trustee, Abbott Laboratories Stock
BENEFICIALLY         shares         Retirement Trust
 OWNED BY      --------------------------------------------------------------
  EACH         7   SOLE DISPOSITIVE POWER
REPORTING
 PERSON              19,000 shares  (See note in 5 above)
  WITH
REPORTING      --------------------------------------------------------------
 PERSON        8   SHARED DISPOSITIVE POWER
  WITH               64,148,697 -   as Trustee, Abbott Laboratories Stock
                     shares         Retirement Trust.

- -----------------------------------------------------------------------------
9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   64,192,033  (Total of 5 + 6 + 24,336 shares - right to acquire by exercise of stock options)
- -----------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


- -----------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    7.8%

- -----------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    IN

- -----------------------------------------------------------------------------


             *SEE INSTRUCTION BEFORE FILLING OUT!

Item 1(a)      Name of Issuer:

               Abbott Laboratories

Item 1(b)      Address of Issuers's Principal Executive Offices:

               One Abbott Park Road
               Abbott Park, Illinois  60064-3500

Item 2(a)      Name of Persons Filing:

               Abbott Laboratories Stock Retirement Trust
               Gary P. Coughlan
               Thomas C. Freyman
               Ellen M. Walvoord

Item 2(b)      Address of Principal Business Office:

               One Abbott Park Road
               Abbott Park, Illinois  60064-3500

Item 2(c)      Citizenship:

               Abbott Laboratories Stock Retirement Trust - Illinois.

               Gary P. Coughlan, Thomas C. Freyman, and
               Ellen M. Walvoord - United States

Item 2(d)      Title of Class of Securities:

               Common shares without par value

Item 2(e)      CUSIP Number:

               002824 10 0

Item 3. If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b), check whether the person filing is an:

               [X] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974.

Item 4.        Ownership

               (a)       (See cover pages 2, 3,
               (b)        4 and 5, Items 5 through
               (c)        9 and 11.)

Item 5.        Ownership of Five Percent or Less of a Class


               Not applicable.

                                Page 6 of 7 pages

Item 6.   Ownership of More than Five Percent on Behalf of Another Person.

          The shares owned by the Abbott Laboratories Stock Retirement Trust and the dividends thereon are held for the benefit of participants of the Abbott Laboratories Stock Retirement Plan pursuant to terms of that Plan and the Trust. The Abbott Laboratories Stock Retirement Plan is a qualified profit sharing plan. As of December 31, 1993, there were 35,148 participants with share balances in the Plan.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

          Not applicable.

Item 8.   Identification and Classification of Members of the Group.

          Not applicable.


Item 9.   Notice of Dissolution of Group.

          Not applicable.

Item 10.  Certification.

          Not applicable.

Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct. This statement is filed on behalf of each individual listed below pursuant to their agreement.

                                        February 11, 1994
                                        ------------------------------
                                        Date
/s/ Gary P. Coughlan
- ------------------------------          ABBOTT LABORATORIES STOCK
Gary P. Coughlan                        RETIREMENT TRUST


/s/ Thomas C. Freyman
- ------------------------------
Thomas C. Freyman


/s/ Ellen M. Walvoord                    /s/ Thomas C. Freyman
- ------------------------------          ------------------------------
Ellen M. Walvoord                       Thomas C. Freyman, Chairman of
                                        Trustees, Abbott Laboratories
                                        Stock Retirement Trust

                                Page 7 of 7 pages

                       DISCLAIMER OF BENEFICIAL OWNERSHIP
                                UNDER RULE 13d-4


The filing of Schedule 13G Amendment 15 on behalf of the Abbott Laboratories Stock Retirement Trust does not constitute an admission that the undersigned is, for purposes of Section 13(d) of the Securities and Exchange Act of 1934, the beneficial owner of any securities covered by the Schedule. Pursuant to Rule 13d-4 of the Act, the undersigned disclaims such ownership with respect to any shares listed therein of which he would not otherwise be deemed to be beneficial owner.



                                        /s/ Gary P. Coughlan
                                        ------------------------------
                                               Gary P. Coughlan




                                        February 11, 1994
                                        ------------------------------
                                                   Date

                       DISCLAIMER OF BENEFICIAL OWNERSHIP
                                UNDER RULE 13d-4



The filing of Schedule 13G Amendment 15 on behalf of the Abbott Laboratories Stock Retirement Trust does not constitute an admission that the undersigned is, for purposes of Section 13(d) of the Securities and Exchange Act of 1934, the beneficial owner of any securities covered by the Schedule. Pursuant to Rule 13d-4 of the Act, the undersigned disclaims such ownership with respect to any shares listed therein of which he would not otherwise be deemed to be beneficial owner.



                                        /s/ Thomas C. Freyman
                                        ------------------------------
                                             Thomas C. Freyman


                                        February 11, 1994
                                        ------------------------------
                                                    Date

                       DISCLAIMER OF BENEFICIAL OWNERSHIP
                                UNDER RULE 13d-4



The filing of Schedule 13G Amendment 15 on behalf of the Abbott Laboratories Stock Retirement Trust does not constitute an admission that the undersigned is, for purposes of Section 13(d) of the Securities and Exchange Act of 1934, the beneficial owner of any securities covered by the Schedule. Pursuant to Rule 13d-4 of the Act, the undersigned disclaims such ownership with respect to any shares listed therein of which she would not otherwise be deemed to be beneficial owner.



                                        /s/ Ellen M. Walvoord
                                        ------------------------------
                                              Ellen M. Walvoord


                                        February 11, 1994
                                        ------------------------------
                                                     Date



SEC/13G Form